Exhibit 4.2

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR FOREIGN JURISDICTION. NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

CRITICAL PATH, INC.

SERIES F REDEEMABLE CONVERTIBLE PREFERRED

STOCK PURCHASE WARRANT

This certifies that, for good and valuable consideration, Critical Path, Inc., a California corporation (the “Company”), grants to                                                      , a Delaware limited liability company (the “Warrantholder”), the right to subscribe for and purchase from the Company, during the Exercise Period (as hereinafter defined),                      validly issued, fully paid and nonassessable shares, par value $0.001, of Series F Redeemable Convertible Preferred Stock of the Company (the “Warrant Shares”), at the exercise price of $1.40 per share (the “Exercise Price”), all subject to the terms, conditions and adjustments herein set forth. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 9 below.

1. Warrant. This Warrant is issued pursuant to, and in accordance with, the Note and Warrant Purchase Agreement and is subject to the applicable terms thereof.

2. Exercise of Warrant; Payment of Taxes.

2.1 Exercise of Warrant. Subject to the terms and conditions set forth herein, this Warrant may be exercised at any time, in whole or in part, by the Warrantholder during the Exercise Period by:

(a) the surrender of this Warrant to the Company, with a duly executed Exercise Form, and

(b) at the option of the Warrantholder, any of (i) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer, certified or official bank check or any other means approved by the Company, of the aggregate Exercise Price in lawful money of the United States of America, (ii) the exercise of the Conversion Right as provided in Section 2.2 below or (iii) the tendering to the Company of Notes having an aggregate unpaid principal and interest amount equal to the aggregate Exercise Price (the foregoing clause (iii), the “Tender Exercise”).

The Company agrees that the Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. The Company agrees that if the Warrantholder elects the Tender Exercise and delivers this Note in connection with such Tender Exercise having an aggregate unpaid principal and interest amount that is greater than the aggregate Exercise Price, then, the Company shall promptly (but in any event not later than five days) after such Tender Exercise, issue to the Warrantholder new Notes identical to the Notes having an aggregate principal amount equal to the excess of (i) the aggregate and unpaid principal and interest amount of the Notes delivered to the Company in connection with the Tender Exercise minus (ii) the portion of the aggregate unpaid principal and interest amount of such Notes that was used in the Tender Exercise to pay the aggregate Exercise Price.

If during the Exercise Period (i) the Warrantholder exercises this Warrant or any of the events described in Section 5.7 occur and (ii) prior to the receipt of the Warrant Shares, the shares of Common Stock issuable upon conversion of the Warrant Shares and/or any of the consideration described in Section 5.7(a) or Section 5.7(b) the Warrantholder is required to obtain a consent or waiver under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, then the Exercise Period of this Warrant shall be extended to the extent necessary to enable the Warrantholder to obtain such consent or waiver and the Company shall reserve and set aside such Warrant Shares, shares of Common Stock and consideration, as the case may be, for the benefit of the Warrantholder for delivery to the Warrantholder after such consent or waiver is obtained.

2.2 Conversion Right.

(a) In lieu of the payment of the aggregate Exercise Price, the Warrantholder shall have the right (but not the obligation), to require the Company to convert this Warrant, in whole or in part, into shares of Series F Preferred Stock (the “Conversion Right”) as provided for in this Section 2.2. Upon exercise of the Conversion Right, the Company shall deliver to the Warrantholder (without payment by the Warrantholder of any of the Exercise Price) in accordance with Section 2.1(b) that number of whole shares of Series F Preferred Stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing (i) the value of the Warrant or portion thereof at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price at the time of the exercise of the Conversion Right from the aggregate Current Market Price for the shares of Series F Preferred Stock issuable upon exercise of the Warrant at the time of the exercise of the Conversion Right) by (ii) the Current Market Price of one share of Series F Preferred Stock at the time of the exercise of the Conversion Right.

(b) The Conversion Right may be exercised by the Warrantholder on any Business Day prior to the end of the Exercise Period by surrender of this Warrant to the Company, with a duly executed Exercise Form with the conversion section completed, exercising the Conversion Right and specifying the total number of shares of Series F Preferred Stock that the Warrantholder will be issued pursuant to such conversion.

(c) No fractional shares of Series F Preferred Stock shall be issued upon exercise of this Warrant. If such exercise would result in the issuance of any fractional shares, then the Company shall, in lieu of issuing any such fractional share, pay cash equal to the product of such fraction multiplied by the Current Market Price of one share of Series F Preferred Stock on the date of exercise.

2.3 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within ten (10) Business Days after receipt of the Exercise Form by the Company and, if the Conversion Right is not exercised, the payment by the Warrantholder of the aggregate Exercise Price. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant.

2.4 Payment of Taxes. The Company will pay all documentary stamp or other issuance taxes, if any, attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or Warrant certificates or Warrant Shares in a name other than that of the then Warrantholder as reflected upon the books of the Company.

3. Restrictive Legends. Except as otherwise permitted by this Section 3, (a) each Warrant (and each Warrant issued in substitution for any Warrant pursuant to Section 6) shall be stamped or otherwise imprinted with a legend in substantially the form as set forth on the cover of this Warrant and (b) each certificate for Warrant Shares issued upon the exercise of any Warrant and each certificate issued upon the direct or indirect transfer of any such Warrant Shares shall be stamped or otherwise imprinted with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a certificate for Warrant Shares, in each case without a legend, if either

(i) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act, (ii) the Warrantholder has delivered to the Company an opinion of legal counsel (from a firm reasonably satisfactory to the Company) which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company’s counsel, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be or (iii) such Warrant or Warrant Shares may be sold pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

4. Reservation and Registration of Shares. The Company covenants and agrees as follows:

(a) All Warrant Shares that are issued upon the exercise of this Warrant and all shares of Common Stock that are issued upon the conversion of the Warrant Shares shall, upon issuance, be validly issued, fully paid and non-assessable, and not subject to any preemptive rights, and be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue.

(b) The Company shall at all times have authorized and reserved, and shall keep available and free from preemptive rights, a sufficient number of shares of Series F Preferred Stock to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of Common Stock to provide for the conversion of the Warrant Shares.

(c) The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, spin-off, consolidation, merger, dissolution, issue or sale of securities or any other action or inaction, seek to avoid the observance or performance of any of the terms of this Warrant, and shall at all times in good faith assist in performing and giving effect to the terms hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against dilution or other impairment.

5. Anti-dilution Adjustments. The Exercise Price and the number of Warrant Shares to be received upon exercise of this Warrant shall be subject to adjustment as follows:

5.1 Dividend, Subdivision, Combination or Reclassification of Series F Preferred Stock. Notwithstanding that no shares of Series F Preferred Stock may be outstanding, in the event that the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, (v) make a dividend or distribution on the outstanding shares of Series F Preferred Stock payable in Capital Stock, (w) subdivide the outstanding shares of Series F Preferred Stock into a larger number of shares, (x) combine the outstanding shares of Series F Preferred Stock into a smaller number of shares, (y) issue any shares of its Capital Stock in a reclassification of the Series F Preferred Stock or (z) take any of the actions described in the foregoing clauses (v)-(y) with respect to its shares of Common Stock for which an adjustment is not made pursuant to the anti-dilution provisions set forth in Sections 7(c) and 7(f) of the Series F Certificate of Determination (other than any such event for which an adjustment is made pursuant to another clause of this Section 5), then, and in each such case, (A) the aggregate number of Warrant Shares for which this Warrant is exercisable (the “Warrant Share Number”) immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Warrantholder shall be entitled to receive upon exercise of this Warrant the number of shares of Series F Preferred Stock and other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and had the shares of Series F Preferred Stock been converted to shares of Common Stock immediately prior to the occurrence of such event and (B) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter. An adjustment made pursuant to this Section 5.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Series F Preferred Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

5.2 Certain Distributions. Notwithstanding that no shares of Series F Preferred Stock may be outstanding, in case the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, distribute to all holders of shares of Series F Preferred Stock or all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and shares of Series F Preferred Stock and shares of Common Stock are not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding dividends or distributions payable in shares of Series F Preferred Stock for which adjustment is made under Section 5.1 and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, (A) the Exercise Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by being multiplied by a fraction (i) the numerator of which shall be such Current Market Price of Series F Preferred Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Series F Preferred Stock and (ii) the denominator of which shall be the Current Market Price of the Series F Preferred Stock immediately prior to the date of distribution (but such fraction shall not be greater than one) and (B) the Warrant Share Number shall be increased by being multiplied by a fraction (i) the numerator of which shall be the Current Market Price of one share of Series F Preferred Stock immediately prior to the record date for the distribution of such cash, evidences of indebtedness, securities, other assets or rights or warrants and (ii) the denominator of which shall be the Current Market Price of one share of Series F Preferred Stock immediately prior to such record date less the fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of such cash, evidences of indebtedness, securities, other assets or rights or warrants so distributed. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

5.3 Other Changes. In case the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Series F Preferred Stock or its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 5.1, 5.2, or 5.7 (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Exercise Price and Warrant Share Number as a result of such action, then, and in each such case, the Exercise Price and Warrant Share Number shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Warrantholder).

5.4 No Adjustment; Par Value Minimum. Notwithstanding anything herein to the contrary, no adjustment under this Section 5 need be made to the Exercise Price or Warrant Share Number if the Company receives written notice from the Warrantholder that no such adjustment is required. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be adjusted below the par value of a share of Series F Preferred Stock.

5.5 Abandonment. If the Company shall take a record of the holders of shares of its Series F Preferred Stock or its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or Warrant Share Number shall be required by reason of the taking of such record.

5.6 Certificate as to Adjustments. Upon any adjustment in the Exercise Price or Warrant Share Number, the Company shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to the Warrantholder a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and Warrant Share Number in effect following such adjustment.

5.7 Spin-off; Reorganization, Reclassification or Change of Control.

(a) In case of any spin-off by the Company of another Person (the “Spin-off Entity”) at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall issue to the Warrantholder a new warrant, in form and substance satisfactory to the Company and the Majority Warrantholders, entitling the Warrantholder to purchase, at the exercise price equal to the excess of the Exercise Price in effect immediately prior to such spin-off over the adjusted Exercise Price pursuant to Section 5.2, the number of shares of preferred stock or other proprietary interest in the Spin-off Entity that the Warrantholder would have owned had the Warrantholder, immediately prior to such spin-off, exercised this Warrant.

(b) In case of any capital reorganization, reclassification, Change of Control, merger or consolidation (other than a “reincorporation” merger or consolidation of the Company in which the Company is the surviving corporation) of the Company or other change of outstanding shares of Series F Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”) at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall execute and deliver to the Warrantholder at least ten (10) Business Days prior to effecting such Transaction a certificate stating that the Warrantholder shall have the right thereafter to exercise this Warrant for, or exchange this Warrant for a new Warrant exercisable for, the kind and amount of shares of stock or other securities, property or cash receivable upon such Transaction by a holder of the number of shares of Series F Preferred Stock into which this Warrant could have been exercised immediately prior to such Transaction, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5.7 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

5.8 Notices. In case at any time or from time to time:

(a) the Company shall declare a dividend (or any other distribution) on its shares of Series F Preferred Stock or its shares of Common Stock;

(b) the Company shall authorize the granting to the holders of shares of its Series F Preferred Stock or its shares of Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock or any other rights or warrants;

(c) there shall occur a spin-off or Transaction; or

(d) the Company shall take any other action that would require a vote of the Company’s stockholders;

then the Company shall mail to the Warrantholder, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Series F Preferred Stock of record and the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such spin-off or Transaction is expected to become effective and the date as of which it is expected that holders of Series F Preferred Stock of record and the holders of Common Stock of record shall be entitled to exchange their Series F Preferred Stock or Common Stock, as the case may be, for shares of stock or other securities or property or cash deliverable upon such spin-off or Transaction. Notwithstanding the foregoing, in the case of any event to which Section 5.7 is applicable, the Company shall also deliver the certificate described in such Section 5.7 to the Warrantholder at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

6. Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

7. Ownership of Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

8. Amendments. No amendments or waivers of any provision of this Warrant, and no consent by the Warrantholder to any departure by the Company, shall in any event be effective unless the same shall be in writing, and signed by Warrantholders holding Warrants exercisable for shares of Series F Preferred Stock representing at least 66 2/3% of the shares of Series F Preferred Stock issuable upon exercise of all of the Warrants then outstanding, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any such amendment or waiver shall be binding upon all Warrantholders and all holders thereof.

9. Series F Preferred Stock. The Company shall not propose, make, effect or approve any amendment or restatement of its Articles of Incorporation or By-Laws which adversely affects or harms the Series F Preferred Stock (notwithstanding that no Series F Preferred Stock may then be outstanding), whether by merger, consolidation, business combination or otherwise.

10. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Change of Control” means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or “group” obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Company or (v) any other transaction described in any stockholder rights agreement or “poison pill”, if any, to which the Company is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and would require the Board of Directors to waive the application of such stockholder rights agreement or “poison pill” unless the Board of Directors has determined in good faith that such Person has inadvertently triggered such right.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Common Stock Equivalent” means any security or obligation which is by its terms convertible into or exercisable into shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock.

“Company” has the meaning set forth in the first paragraph of this Warrant.

“Conversion Right” has the meaning set forth in Section 2.2(a) of this Warrant.

“Current Market Price” means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Series F Preferred Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Excluded Transaction” means (a) any issuance of shares of stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) to employees, officers, directors or consultants of the Company pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors, (b) any issuance of Common Stock upon the conversion of Series F Preferred Stock, (ii) as a dividend on shares of Series F Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Warrant Shares, (d) any issuance of capital stock of the Company issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person and (e) any issuance of shares of Common Stock and Common Stock Equivalents in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the Board of Directors to Persons that are not principally engaged in financial investing.

“Exercise Form” means an Exercise Form in the form annexed hereto as Exhibit A.

“Exercise Period” means the period beginning on December 30, 2004 and terminating on the Series F Automatic Redemption Date (as defined in the Series F Certificate of Determination).

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Market Price” means, as of the date of determination, the greater of (a) (i) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date published in The Wall Street Journal (National Edition) or, if no

such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (ii) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a National Market System security by Nasdaq, the last trading price of the Common Stock on such date; or (iii) if there shall have been no trading on such date or if the Common Stock is not designated as a National Market System security by Nasdaq, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by Nasdaq and reported by any member firm of the New York Stock Exchange selected by the Company; or (iv) if none of (i), (ii) or (iii) is applicable, a market price per share determined mutually by the Board of Directors and the Majority Warrantholders or, if the Board of Directors and the Majority Warrantholders shall fail to agree, at the Company’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the Majority Warrantholders and (b) the sum of the Series F Accreted Value (as defined in the Series F Certificate of Determination), plus all dividends accrued since the previous Series F Accrual Date (as defined in the Series F Certificate of Determination). Any determination of the Market Price by an appraiser shall be based on a valuation of the Company as an entirety without regard to any discount for minority interests or disparate voting rights among classes of capital stock.

“Majority Warrantholders” means the holders of a majority of Warrant Shares issuable upon exercise of all of the warrants issued pursuant to the Note and Warrant Purchase Agreement assuming the exercise of all such warrants.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Note and Warrant Agreement” means the Note and Warrant Purchase Agreement, dated December 29, 2004, among the Company and the parties listed therein.

“Notes” has the meaning set forth in the Note and Warrant Purchase Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Series F Certificate of Determination” means the Certificate of Determination of Preferences of the Series F Preferred Stock.

“Series F Preferred Stock” means the Series F Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.001 per share, of the Company.

“Spin-off Entity” has the meaning set forth in Section 5.7 of this Warrant.

“Transaction” has the meaning set forth in Section 5.8 of this Warrant.

“Warrant Share Number” has the meaning set forth in Section 5.1 of this Warrant.

“Warrant Shares” has the meaning set forth in the first paragraph of this Warrant.

“Warrantholder” has the meaning set forth in the first paragraph of this Warrant.

11. Miscellaneous.

11.1 Entire Agreement. This Warrant and the Note and Warrant Purchase Agreement constitute the entire agreement between the Company and the Warrantholder with respect to this Warrant and supersede all prior agreements and understanding with respects to the subject matter of this Warrant.

11.2 Binding Effect; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective permitted successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

11.3 Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning of this Warrant.

11.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

(a)	if to the Company:

Critical Path, Inc.

350 The Embarcadero

San Francisco, CA 94105

Facsimile:

Attention:

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, 24th Floor

San Francisco, CA 94105-3441

Facsimile: (415) 856-7100

Attention:

(b)	if to the Warrantholder:

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, CT 06830

Telecopy: (203) 622-8818

Attention: Matthew Nimetz

[Campina:

c/o 7th Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Attention: Edmond IP]

[Richmond III:

10563 Brunswick Road, Suite 7

Grass Valley, CA 95945]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: (212 757-3990)

Attention: Douglas A. Cifu, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if faxed. Any party may by notice given in accordance with this Section 10.4 designate another address or Person for receipt of notices hereunder.

11.5 Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

11.6 GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

11.7 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be determined as conferring upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

CRITICAL PATH, INC.

By:
Name:
Title:

Dated: December 30, 2004

Exhibit A

EXERCISE FORM *

(To be executed upon exercise of this Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase              shares of Series F Preferred Stock and [herewith tenders payment for such shares to the order of the Company in the amount of $                    ] [hereby exercises its Conversion Right] in accordance with the terms of this Warrant. The undersigned requests that a certificate for such [Warrant Shares] [that number of Warrant Shares to which the undersigned is entitled as calculated pursuant to Section 2.2] be registered in the name of the undersigned and that such certificates be delivered to the undersigned’s address below.

The undersigned represents that it is acquiring such shares for its own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within its control).

Dated:                     , 200

Signature

(Print Name and Title)

(Street Address)

(City) (State) (Zip Code)

*	The Investors may have a reporting obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, upon exercise of the Warrants and acquiring the Warrant Shares and should consult counsel prior to exercising the Warrant.